CUSIP No. H2906T 109	Page 8 of 8 pages

EXHIBIT I

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: January 18, 2023

MIN H. KAO

/s/ Min H. Kao
Min H. Kao

YU-FAN C. KAO

/s/ Yu-Fan C. Kao
Yu-Fan C. Kao